Results of a Special Meeting of Shareholders
On October 21, 2005, a Special Meeting of Shareholders was held for the following purposes:

1) to approve a new Management agreement and Sub-Advisory agreement and
2) to elect Trustees.

The following table provides the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to each matter voted on at the Special Meeting of Shareholders.


Item Voted On
  		Votes For   Votes Against  Abstentions Broker Non-Votes
New Management
Agreement      73,961,684   1,693,350	   2,721,278   	  2,510,518

New Sub-Advisory
Agreement      73,892,390   1,758,635	   2,725,287	  2,510,518

Election of Trustees1

Nominees:             Votes For   Authority Withheld 	Abstentions
Lee Abraham    	      363,970,309    12,151,009		  7,498
Jane F. Dasher 	      364,159,099    11,962,220		  7,498
Richard E. Hanson, Jr.364,145,994    11,975,325		  7,498
Paul Hardin           364,043,269    12,078,050		  7,498
Roderick C. Rasmussen 363,954,363    12,166,956	 	  7,498
John P. Toolan        364,074,893    12,046,426 	  7,498
R. Jay Gerken         363,907,662    12,213,657		  7,498

1 Trustees are elected by the shareholders of all of the series of the Trust of which the Fund is a series.